Exhibit 99.1

Press Release	Source: Hersha Hospitality Trust

Hersha Hospitality Announces Second Quarter 2006 Earnings
Tuesday August 8, 4:06 pm ET

PHILADELPHIA--(BUSINESS WIRE)--Aug. 8, 2006--Hersha Hospitality Trust (AMEX: HT - News)

•	Highlights:
•	Adjusted FFO Rose 42% to $0.34 Per Diluted Share
•	Consolidated RevPAR Improved 11.8%
•	Acquired Five Hotel Properties with 661 Rooms

Hersha Hospitality Trust (AMEX: HT - News), a real estate investment trust (REIT) that owns interests in 60 nationally franchised, predominantly upscale and midscale hotels in high barrier-to-entry markets, today announced earnings for the second quarter 2006.

Consolidated Adjusted Funds from Operations (AFFO) for the second quarter 2006 increased to $0.34 per diluted share from $0.24 per diluted in the same quarter of 2005. Net income applicable to common shareholders was $2.2 million, or $0.09 per diluted share compared to net income of $3.8 million, or $0.18 per diluted share in second quarter 2005. The decrease in net income on a year-over-year basis is primarily due to higher depreciation and amortization charges from growth in the Company's portfolio, dividends on the Company's Series A Preferred shares issued in 2005 and increased interest expense, offset by increased hotel operating income.

Mr. Jay H. Shah, Chief Executive Officer, noted, "Our strong AFFO growth of 42% for the second quarter 2006 was due to the accretive contribution of the 25 assets we have acquired since the end of the second quarter 2005 and the overall position of our hotels serving predominantly business travelers. We were also able to timely deploy the capital we raised from common and preferred share offerings in 2005 and 2006. We continue to drive growth in average daily rate (ADR), given the position of our hotels in high barrier-to-entry markets. The combination of our recently opened hotels establishing their operations along with our already solid occupancy enabled the Company to achieve 11.8% Revenue Per Available Room (RevPAR) growth. Furthermore, EBITDA margins expanded 169 basis points for our consolidated hotels."

Financial Highlights for the Second Quarter 2006

For the three month period ended June 30, 2006, consolidated hotel revenues, increased 100% to $38.2 million from $19.1 million in the second quarter 2005 driven primarily by hotel acquisitions and growth in room revenues. RevPAR for the Company's consolidated hotels (44 hotels) increased 11.8% on a year-over-year basis to $89.15 driven by a 10.1% increase in ADR to $112.97 and a 1.6% improvement in occupancy to 78.9%. Gross operating profit margins, increased to 47.0% from 46.7% from the year ago quarter. Total EBITDA for consolidated hotels increased 108.2% to $15.2 million for the second quarter 2006. EBITDA margins for the quarter increased 169 basis points to 39.9% for consolidated hotels.

On a same-store basis (24 hotels), RevPAR for the three month period of the second quarter 2006 increased 7.3% on a year-over-year basis to $92.26 driven by a 6.4% increase in ADR to $116.08 and a 0.9% improvement in occupancy to 79.5%. Same-store EBITDA for the second quarter 2006 increased 10.6% to $9.4 million due to the increase in revenue, offset somewhat by higher utility costs, repairs and maintenance, accounting fees and payroll and benefits costs. The Company anticipates that its same-store results will be more similar to its consolidated results in the future, as the Company annualizes the date of acquisition of each of its acquired hotels.

Other Second Quarter 2006 Highlights

•
In April, the Company closed on the sale of 7,497,500 common shares, receiving net proceeds of approximately $63.4 million. The Company used the proceeds to repay outstanding indebtedness under its revolving credit line, to fund acquisitions and development loans and for general corporate purposes.

•
In April and May, Hersha closed on the acquisition of four Boston, Massachusetts area hotels for a combined purchase price of $44 million, in two separate transactions, purchasing the 112-room Holiday Inn Express Cambridge, Massachusetts, a 96-suite Residence Inn in North Dartmouth, Massachusetts, a 100-room Hawthorn Suites in Franklin, Massachusetts and an 84-room Comfort Inn in North Dartmouth, Massachusetts.

•	In April, the Company also closed the sale of its Holiday Inn Express in Hartford, Connecticut for $3.6 million, which includes the transfer of the existing land lease obligations.
•
In June, Hersha closed its acquisition of a 40% interest in the 136-suite extended-stay Homewood Suites by Hilton in Glastonbury, Connecticut. The Company's 40% interest was purchased for approximately $2.5 million and carries a preferred return of 10% per annum.

•
In June, the Company signed definitive agreements to purchase the 161-room Hampton Inn in Farmingville, New York and the seven story 133-room Holiday Inn Express in Hauppauge, New York for a total of $39.5 million.

•
The Company closed four separate development loans and land lease transactions during the quarter totaling $41 million, each bearing an interest rate of 10%. These loans will fund the development of New York City area hotels including the Sheraton Hotel at the JFK Airport, the Holiday Inn Express Manhattan-Chelsea, the Union Square Hotel and the Times Square Hotel on Eighth Avenue.

The Company's transactions for the second quarter 2006 are detailed in the supplemental schedule at the end of this release and on file on the Company's website.

Financial Highlights for the Six Month Period Ended June 30, 2006

For the six month period ended June 30, 2006, consolidated hotel revenues increased 106.3% to $62.1 million from $30.1 million in the second quarter 2005 driven primarily by hotel acquisitions and growth in room revenues. RevPAR for the Company's consolidated hotels (44 hotels) increased 15.3% on a year-over-year basis to $77.42 driven by a 10.1% increase in ADR to $107.58 and a 4.7% improvement in occupancy to 72.0%. Gross operating profit margins increased to 42.9% from 40.8% in the year ago quarter. Total EBITDA for consolidated hotels increased 132.2% to $21.6 million for the six month period ended June 30, 2006. EBITDA margins for the quarter increased 384 basis points to 34.8% for consolidated hotels.

On a same-store basis (24 hotels), RevPAR for the six month period ended June 30, 2006 increased 8.4% on a year-over-year basis to $76.67 driven by a 4.9% increase in ADR to $106.33 and a 3.3% improvement in occupancy to 72.1%. Same-store EBITDA for the six month period ended June 30, 2006 increased 10.5% to $11.6 million due to the increase in revenue, offset somewhat by higher utility costs, repairs and maintenance, accounting fees and payroll and benefits costs.

Balance Sheet

At June 30, 2006, Hersha Hospitality Trust had approximately $353 million of long-term debt outstanding, which included approximately $51.5 million of Trust Preferred Securities and $10.3 million of long-term debt on assets held for sale. The weighted average interest rate on the Company's fixed rate debt was approximately 6.55%, down from 6.71% in the first quarter 2006. The weighted average life to maturity of the Company's debt was 10.0 years. Fixed rate debt, including variable rate debt fixed by interest rate swaps, amounted to approximately 91.6% of total debt, up from 88.0% of total debt at the end of the first quarter 2006. At June 30, 2006, the Company's diluted common shares and partnership units outstanding were a combined 31,459,391.
Dividend

For the second quarter 2006, Hersha Hospitality Trust declared cash common share and limited partnership unit dividends of $0.18 per common share and unit. The Company's common dividend represents the 29th consecutive quarterly dividend at this amount since the Company's 1999 initial public offering. The common dividend represents a yield of approximately 7.9% based upon the closing price of Hersha Hospitality Trust stock on August 7, 2006. The Board of Trustees also declared a cash dividend of $0.50 per Series A Preferred Share.

Subsequent Events

•
In July, Hersha signed an agreement to purchase the remaining two-thirds interest in the joint venture that owns the 144-room Hampton Inn Manhattan-Chelsea from its joint-venture partner, CNL Hotels & Resorts, Inc ("CNL").

•	In July, the Company exercised its right of first refusal to purchase the 96-room Residence Inn in Norwood, Massachusetts. The brand new hotel opened on July 27th.

Mr. Shah concluded, "The decision to make the Hampton Inn Manhattan-Chelsea a wholly-owned asset is an example of how we intend to execute our joint-venture strategy. The significant advantage to our joint-venture agreements is that we can monitor the performance of these assets with the view of making these wholly-owned assets, once certain performance metrics are achieved. This allows us to build shareholder value, while minimizing the risk associated with developing a new property or entering a new market."

Outlook for 2006

Assuming a continued strong U.S. economy and limited supply growth, the Company anticipates that its current portfolio, including the acquisitions completed to date, will lead to another year of growth in AFFO.  The Company is maintaining its previously issued guidance for net income available to common shareholders for the full year ended December 31, 2006, which is forecasted to be in the range of $1.25 million to $2.25 million, or $0.04 to $0.08 per weighted average diluted share outstanding. The Company continues to expect AFFO to be in the range of $0.98 to $1.02 per diluted share for the full year ended December 31, 2006.  The Company's expectations for net income available to common shareholders, net income available to common shareholders per weighted average diluted share outstanding and AFFO per diluted share is based upon the Company achieving RevPAR growth of 8% to 10%, as compared to the full year 2005, across the Company's consolidated portfolio, which is also unchanged from the Company's previous report in its first quarter 2006 earnings release.

Second Quarter 2006 Earnings Conference Call

The Company will host a conference call to discuss its second quarter 2006 financial results, tomorrow, August 9, 2006 at 9:00 AM Eastern time. Hosting the call will be Mr. Jay H. Shah, Chief Executive Officer, and Mr. Ashish Parikh, Chief Financial Officer.

The conference call can be accessed by dialing (800) 817-4887 or for international participants (913) 981-4913. A replay of the call will be available from 1:00 PM Eastern time on August 9, 2006, through Midnight on August 16, 2006. The replay can be accessed by dialing (888) 203-1112 or for international participants (719) 457-0820 and entering passcode 6134785.

HERSHA HOSPITALITY TRUST
Summary Results
(in thousands, except shares and per share data)
	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Revenue:
Hotel Operating Revenues	$38,183	$19,122	$62,084	$30,126

Expenses:
Hotel Operating Expenses	21,392	10,857	37,350	18,952
Land Lease	216	109	378	217
Real Estate and Personal Property Taxes and Property Insurance	1,460	837	2,947	1,611
General and Administrative	1,812	1,135	2,976	2,113
Depreciation and Amortization	4,609	2,096	8,405	3,751
Total Operating Expenses	29,489	15,034	52,056	26,644

Operating Income	8,694	4,088	10,028	3,482

Interest Income	322	64	480	101
Interest Income - Secured Loans Related Party	295	911	723	1,911
Other Revenue	230	159	424	203
Interest Expense	5,923	2,633	11,541	4,259
Debt Extinguishment	908	-	1,163	-
Income (loss) before income (loss) from Unconsolidated Joint Venture Investments, Minority Interests and Discontinued Operations	2,710	2,589	(1,049)	1,438

Income (loss) from Unconsolidated Joint Venture Investments	769	279	(341)	328

Income (Loss) before Minority Interests and Discontinued Operations	3,479	2,868	(1,390)	1,766

Income (Loss) allocated to Minority Interest in Continuing Operations	690	399	(325)	157
Income (Loss) from Continuing Operations	2,789	2,469	(1,065)	1,609

Discontinued Operations (Note 12):
Gain on Disposition of Hotel Properties	434	1,161	434	1,161
Income (Loss) from Discontinued Operations	153	125	123	9
Income from Discontinued Operations	587	1,286	557	1,170

Net Income (Loss)	3,376	3,755	(508)	2,779
Preferred Distributions	1,200	-	2,400	-

Net Income (Loss) applicable to Common Shareholders	$2,176	$3,755	$(2,908)	$2,779

FFO and GAAP Reconciliation

The National Association of Real Estate Investment Trusts ("NAREIT") developed Funds from Operations ("FFO") as a non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. We calculate FFO applicable to common shares and Partnership units in accordance with the April 2002 National Policy Bulletin of NAREIT, which we refer to as the White Paper. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our interpretation of the NAREIT definition is that minority interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

The GAAP measure that we believe to be most directly comparable to FFO, net income (loss) applicable to common shares, includes depreciation and amortization expenses, gains or losses on property sales, minority interest and preferred dividends. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations.

Hersha also presents Adjusted Funds from Operations (AFFO), which reflects FFO in accordance with the NAREIT definition further adjusted by:

•	adding back depreciation related to discontinued operations;
•	adding back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties;
•	adding back amortization of deferred financing costs;
•	making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment.

FFO and AFFO do not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of Hersha's performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO and AFFO to be meaningful, additional measures of our operating performance because it excludes the effects of the assumption that the value of real estate assets diminishes predictably over time, and because it is widely used by industry analysts as a performance measure. We show both FFO from consolidated hotel operations and FFO from unconsolidated joint ventures because we believe it is meaningful for the investor to understand the relative contributions from our consolidated and unconsolidated hotels. The display of both FFO from consolidated hotels and FFO from unconsolidated joint ventures allows for a detailed analysis of the operating performance of our hotel portfolio by management and investors. We present FFO and AFFO applicable to common shares and Partnership units because our Partnership units are redeemable for common shares. We believe it is meaningful for the investor to understand FFO applicable to all common shares and Partnership units.

The following table reconciles FFO and AFFO for the periods presented to the most directly comparable GAAP measure, net income, for the same periods:

HERSHA HOSPITALITY TRUST
Funds from Operations (FFO)
(in thousands, except shares and per share data)

	Three Months Ending		Six Months Ending
	6/30/2006	6/30/2005	6/30/2006	6/30/2005
Net income (loss) applicable to common shares	$2,176	$3,755	$(2,908)	$2,779
Income (loss) allocated to minority interest	690	399	(325)	157
Income (loss) of discontinued operations allocated to minority interest	21	17	18	1
(Income) loss from unconsolidated joint ventures	(769)	(279)	341	(328)
Gain on sale of assets	(434)	(1,161)	(434)	(1,161)
Depreciation and amortization	4,609	2,096	8,405	3,751
FFO related to the minority interests in consolidated joint ventures	(454)	(257)	(313)	(216)
Funds from consolidated hotel operations applicable to common shares and Partnership units	5,839	4,570	4,784	4,983

Income (Loss) from Unconsolidated Joint Ventures	769	279	(341)	328
Add:
Depreciation and amortization of purchase price in excess of historical cost	446	-	921	-
Interest in depreciation and amortization of unconsolidated joint venture	1,553	259	2,573	516
Funds from unconsolidated joint ventures operations applicable to common shares and Partnership units	2,768	538	3,153	844

Funds from Operations applicable to common shares and Partnership units	8,607	5,108	7,937	5,827

Add:
Depreciation from discontinued operations	-	315	258	622
Amortization of deferred financing costs	163	105	375	171
Deferred financing costs written off in debt extinguishment	908	-	1,163	-
Interest in deferred financing costs written off in unconsolidated	-	-	207	-
Amortization of ground lease expense joint venture debt extinguishment	68	58	130	117

Adjusted Funds from Operations	$9,746	$5,586	$10,070	$6,737

AFFO per Diluted Weighted Average Common Shares and Units Outstanding	$0.34	$0.24	$0.38	$0.29

Diluted Weighted Average Common Shares and Units Outstanding	29,056,539	23,159,013	26,311,095	23,146,372

HERSHA HOSPITALITY TRUST
Funds from Operations (FFO) -
2006 FORECAST RECONCILIATION
(in thousands, except shares and per share data)

	Low	High
	Twelve Months Ending
	12/31/2006	12/31/2006

Net Income applicable to common shares	$1,250	$2,250
Less:
(Income) from Unconsolidated Joint Ventures	(1,614)	(1,914)
Add:
Depreciation and amortization	19,000	19,000
Funds from Consolidated Hotel Operations	18,636	19,336

Income from Unconsolidated Joint Ventures	1,614	1,914
Add:
Depreciation and amortization	6,000	6,000
Funds from Unconsolidated Joint Ventures Operations	7,614	7,914

Funds from Operations	26,250	27,250

Add:
Income allocated to minority interest in our operating partnership	125	225
Amortization of deferred financing costs	850	850
Deferred financing costs written off in debt extinguishment	1,300	1,300
Interest in deferred financing costs written off in unconsolidated jv debt extinguishment	207	207
Amortization of ground lease expense	275	275

Adjusted Funds from Operations	$29,007	$30,107

Diluted Weighted Average Common Shares and Units Outstanding	29,500,000	29,500,000
Adjusted FFO per Diluted Weighted Average Common Shares and Units Outstanding	$0.98	$1.02

EBITDA and GAAP Reconciliation

Earnings Before Interest Taxes and Depreciation and Amortization (EBITDA) is a non-GAAP financial measure within the meaning of the Securities and Exchange Commission rules. Management believes EBITDA to be a meaningful measure of a REIT's performance and that it should be considered along with, but not as an alternative to, net income, cash flow, FFO and AFFO, as a measure of the company's operating performance.

HERSHA HOSPITALITY TRUST
EBITDA
(in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005

Net Income (Loss) applicable to common shares	$2,176	$3,755	$(2,908)	$2,779
Less:
(Income) Loss from Unconsolidated Joint Ventures	(769)	(279)	341	(328)
Interest income	(617)	(975)	(1,203)	(2,012)
Add:
Income (Loss) allocated to minority interest in common units	390	346	(155)	225
Income (Loss) allocated to minority interest for discontinued operations	81	180	81	163
Interest expense	5,923	2,633	11,541	4,259
Deferred financing costs written off in debt extinguishment	908	-	1,163	-
Distributions to Series A Preferred Shareholders	1,200	-	2,400	-
Depreciation and amortization from continuing operations	4,609	2,096	8,405	3,751
Depreciation from discontinued operations	-	315	258	622
Amortization of ground lease expense	68	58	130	117

EBITDA from consolidated hotel operations	13,969	8,129	20,053	9,576

Income (Loss) from Unconsolidated Joint Ventures	769	279	(341)	328
Add:
Interest expense	3,415	243	6,304	481
Deferred financing costs written off in debt extinguishment	-	-	207	-
Depreciation and amortization of purchase price in excess of historical cost	446	-	921	-
Interest in depreciation and amortization of unconsolidated joint venture	1,553	259	2,573	516

EBITDA from unconsolidated joint venture operations	6,183	781	9,664	1,325

EBITDA	$20,152	$8,910	$29,717	$10,901

Supplemental Schedules

The company has included supplemental schedules as an addendum to this press release in order to provide additional disclosure and financial information for the benefit of the company's stakeholders.

About Hersha Hospitality

Hersha Hospitality Trust is a self-advised real estate investment trust that owns interests in 60 midscale, upscale and upper upscale hotel properties with 7,443 rooms located in high barrier to entry markets primarily from Metro Boston, Massachusetts to Metro Washington, DC with strong, national franchise affiliations. The Company focuses on acquisition and joint venture opportunities in primary and secondary markets near major metropolitan markets. More information on the Company is available on the Company's web site at www.hersha.com.

Forward-Looking Statement:

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement.

Contact:
Hersha Hospitality Trust
Investors:
Ashish Parikh, 215-238-1046

Source: Hersha Hospitality Trust